Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

MARLA SHEPHERD AND MATTHEW FLANIGAN
APPOINTED TO JACK HENRY BOARD OF DIRECTORS
- Joseph Maliekel Resigns from Jack Henry Board -

Monett, MO - December 4, 2006 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and data processing services for financial institutions, today announced that on November 29, 2006, Marla Shepherd, 58, and Matthew Flanigan, 44, were appointed to its Board of Directors. Ms. Shepard and Mr. Flanigan will serve as independent Board members, and both appointments will be effective January 1, 2007.

At the November 29, 2006 Board of Directors meeting, a resolution also was adopted that expanded Jack Henry's Board from seven to eight members. This expanded Board will consist of five independent, outside directors and three corporate officers. Ms. Shepard will fill the new Board seat created and Mr. Flanigan will fill the seat being vacated by Joseph Maliekel.

Mr. Maliekel has been an independent director during the past four years, serving on the Compensation and Governance Committees, and as the "financial expert" on the Audit Committee. His resignation from the Board, which was for personal reasons, will be effective December 31, 2006.

Marla Shepherd is president and chief executive officer of the San Diego, California-based First Future Credit Union, where she has been employed for the past 34 years, serving as the CEO for the past 25 years. First Future Credit Union is a large community-chartered credit union successfully serving the Southern California market. Ms. Shepherd has been extensively involved in professional organizations that support the credit union industry. She has held leadership positions in the California Credit Union League, served on the Credit Union National Administration's Risk Oversight Committee and the Board of the International Association of Technology Credit Unions. Ms. Shepherd is Jack Henry's first female Board member.

Matthew Flanigan is senior vice president and chief financial officer of the Carthage, Missouri-based Leggett & Platt, Incorporated, where he has been employed for the past nine years, serving as the CFO for the past three years. Leggett & Platt is a Fortune 500 company that manufactures spring components and other products for furniture, bedding, automobiles, and many other consumer products. Mr. Flanigan has prior experience in the banking industry with having served as first vice president and manager of Societe Generale-Dallas, the domestic lending operation of a large multinational bank; and with Dallas, Texas-based Interfirst Bank. Mr. Flanigan will join the Board's Audit Committee and will serve as that committee's "financial expert" under relevant SEC and Nasdaq standards.

According to Michael E. Henry, Chairman of the Board of Directors, "I would like to formally thank Joe for his dedication to our Board, for his insight, and for his contributions to the strategic and tactical decisions made during his tenure. I also want to welcome Marla and Matt to our expanded Board. We expect that Marla's intimate knowledge of the credit union industry and marketplace will be instrumental considering that more than 18 percent of Jack Henry's revenue is now generated by the products and services we provide to credit unions. We also expect that Matt's broad operational and financial experience, including oversight of accounting, related controls, and financial reporting will generate material benefits for us as well. We are sincerely excited to add Marla and Matt to our Board of Directors and believe they will fundamentally complement their fellow Board members. We are confident that our two Board seats have been filled by highly qualified and enthusiastic members."

About Jack Henry & Associates

Jack Henry & Associates, Inc. is a leading provider of integrated technology solutions and data processing services for financial institutions.  Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and these statements should be reviewed by potential investors. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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